Exhibit 10.16

EQUITY SUPPORT AGREEMENT

This EQUITY SUPPORT AGREEMENT (this “Equity Support Agreement”) is entered into on March 8, 2022, by and between the subscribers set forth on Schedule B hereto (individually, a “Subscriber” and collectively, the “Subscribers”) and TH International Limited, a Cayman Islands exempted company (the “Issuer”, which, for the avoidance of doubt, shall include the entity surviving the Transaction Closing (as defined below)).

WHEREAS, this Equity Support Agreement is being entered into in connection with the Agreement and Plan of Merger, dated as of August 13, 2021 (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among Silver Crest Acquisition Corp., a Cayman Islands exempted company (the “SPAC”), the Issuer, Miami Swan Ltd., a Cayman Islands exempted company and wholly owned subsidiary of the Issuer (“Merger Sub”), and the other parties thereto, pursuant to which, among other things, (i) Merger Sub will merge with and into the SPAC, with the SPAC surviving such merger as a wholly owned subsidiary of the Issuer, and (ii) the SPAC will merge with and into the a subsidiary of the Issuer (collectively, the “Transaction”), and the closing of the Transaction is referred to as the “Transaction Closing”);

WHEREAS, in connection with the Transaction, the Issuer (i) has entered into a private placement that will occur at or prior to the Transaction Closing (the “PIPE Investment”) with certain investors pursuant to which, and on the terms and subject to the conditions of which, such investors have agreed to purchase from the Issuer an aggregate of 5,500,000 PIPE Shares (as defined below) for a purchase price of $10.00 per PIPE Share, such purchases to be consummated prior to or substantially concurrently with the Transaction Closing, (ii) has received $50.0 million in the form of a promissory note, convertible into shares of the Issuer’s ordinary shares, par value $0.0001 per share (the “Shares”), and (iii) has entered into that certain Ordinary Share Purchase Agreement entered into as of March 8, 2022 by and between CF Principal Investments LLC, a Delaware limited liability company and the Issuer (the “ATM Agreement”);

WHEREAS, in connection with the Transaction, and subject to the limitations set forth in Section  1 hereof, the Issuer is seeking the commitment from each Subscriber to purchase, substantially concurrently with the Transaction Closing, a certain number of Shares (the Shares purchased by each Subscriber from the Issuer pursuant hereto, the “Equity Support Shares”) determined as set forth in Section 1(ii) hereof, in a private placement for a purchase price of $10.00 per share (the “Per Share Subscription Price”);

WHEREAS, the maximum purchase price to be paid by each Subscriber for its subscribed Equity Support Shares pursuant to Section  1 hereof is referred to herein as the “Maximum Subscription Amount” (and, collectively for all Subscribers, the “Total Maximum Subscription Amount”) and is set forth across from each Subscriber’s name on Schedule B;

WHEREAS, prior to closing, the Issuer and each Subscriber will execute a Pledge and Security Agreement (the “Pledge Agreement”) whereby the Issuer will grant to each Subscriber a first priority security interest in the applicable securities accounts (each account, as set out in the Pledge and Security Agreement in respect of the relevant Subscriber who exercises control over such account, the “Collateral Account” and all such accounts collectively, the “Collateral Accounts”), which grant will survive the Transaction Closing, as hereby confirmed and ratified by the Issuer; and

WHEREAS, prior to closing, the Issuer, each Subscriber (in respect of its applicable Collateral Account) and U.S. Bank, National Association or another nationally recognized intermediary reasonably acceptable to the Subscribers and not affiliated with the Issuer or the SPAC (the “Securities Intermediary”) will execute a Securities Account Control Agreement (the “Control Agreement”) governing the Collateral Accounts;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Subscribers and the Issuer acknowledges and agrees as follows:

1.              Subscription and Collateral Account.

(i) Subject to the terms and conditions set forth in this Equity Support Agreement, by the earlier of (A) five (5) business days after the Redemption Election Deadline and (B) two (2) business days before the anticipated Closing (as defined below), the Issuer will notify each Subscriber in writing of the number of the Equity Support Shares that it requires such Subscriber to purchase immediately prior to the Transaction Closing. In no event will the Total Shaolin Shares (as defined below) be greater than the number of Shares that would result in all the Subscribers, together with each person subject to aggregation of Issuer Ordinary Shares (as defined in the Transaction Agreement) (for the purposes of this Equity Support Agreement, the “Issuer Ordinary Shares”) with any of the Subscribers under Section 13 or Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and rules promulgated thereunder, including any “group” of which any of the Subscribers or their affiliates are a part, directly or indirectly beneficially owning (as such term is defined for purposes of Section 13 or Section 16 of the Exchange Act and rules promulgated thereunder) in excess of 9.9% of the outstanding Issuer Ordinary Shares immediately following the Transaction Closing (such excess, the “Maximum Ownership Adjustment”), and the Total Shaolin Shares will be reduced by the Maximum Ownership Adjustment pro rata across the Equity Support Shares of each Subscriber.

(ii) Each Subscriber hereby irrevocably subscribes for and agrees to purchase from the Issuer, at the Per Share Subscription Price, the number of the Equity Support Shares determined pursuant to this Section 1(ii), and the Issuer agrees to sell such Equity Support Shares to such Subscriber at the Per Share Subscription Price. The aggregate number of the Equity Support Shares for all Subscribers (the “Total Shaolin Shares”) shall be a number of Shares determined by the Issuer, not to exceed the lesser of (1) 5,000,000 and (2) the sum of (y) the number of Shares actually purchased or funded for purchase pursuant to the PIPE Investment (such Shares subscribed in the PIPE Investment, the “PIPE Shares”); and (z) fifty percent (50%) of any outstanding Shares that are not Redeeming SPAC Shares (as defined in the Transaction Agreement), provided that such Shares that are not Redeeming SPAC Shares are not the result of an Excluded Financing. For each Subscriber the number of its Equity Support Shares shall be a pro rata portion of the Total Shaolin Shares, based on the ratio that the Maximum Subscription Amount of such Subscriber bears to the Total Maximum Subscription Amount.

(iii) Substantially concurrently with the consummation of the Transaction, the Issuer shall deposit or cause to be deposited directly into the Collateral Account of each relevant Subscriber an amount of cash in USD equal to (1) the sum of (x) USD 10.40 multiplied by the number of First Period Subscriber Shares (as defined below), plus (y) USD 10.60 multiplied by the number of Second Period Subscriber Shares (as defined below), plus (z) USD 10.90 multiplied by the number of Third Period Subscriber Shares (as defined below) (items (x), (y) and (z) collectively, for each relevant Subscriber, the “Collateral Account Deposit”), minus (2) the Subscription Amount (as defined below).

2.              Closing. The closing of the sale of the Equity Support Shares contemplated hereby (the “Closing”) shall occur on the closing date (the “Closing Date”) and is expected to occur substantially concurrently with the Transaction Closing. Subject to the satisfaction or waiver of the conditions set forth in this Section  2 and in Section  3 below, upon delivery of written notice from (or on behalf of) the Issuer to each Subscriber (the “Closing Notice”), that the Issuer reasonably expects all conditions to the Transaction Closing to be satisfied or waived on an expected Closing Date that is not less than ten (10) business days from the date on which the Closing Notice is delivered to the Subscribers, each Subscriber shall deliver to the Collateral Account, on the expected Closing Date specified in the Closing Notice, the amount equal to (x) the number of its Equity Support Shares, multiplied by (y) the Per Share Subscription Price (as applicable to such Subscriber, the “Subscription Amount”) by wire transfer of United States dollars in immediately available funds to the Collateral Account; provided, that, as a condition to each Subscriber’s obligation to deliver the Subscription Amount to the Collateral Account, the Issuer shall have made (i) the Collateral Account Deposit minus the Subscription Amount (as evidenced by a statement from the Collateral Account issued by the Securities Intermediary) and (ii) have paid or caused to be paid to each Subscriber an amount in USD (the “Option Premium”) equal to the product of (x) USD 0.10 multiplied by (y) a pro rata portion of 5,000,000, based on the ratio that the Maximum Subscription Amount of such Subscriber bears to the Total Maximum Subscription Amount, as set forth in Schedule B (the “Option Premium Payment”). On the Closing Date and prior to the release of the Subscription Amount by each Subscriber, the Issuer shall (i) issue the Equity Support Shares against payment of the Subscription Amount to each Subscriber and cause the Equity Support Shares to be registered in book entry form in the name of such Subscriber on the Issuer’s share register (which book entry records shall contain an appropriate notation concerning transfer restrictions of the Equity Support Shares, in accordance with applicable securities laws of the states of the United States and other applicable jurisdictions), and will provide to such Subscriber evidence of such issuance from the Issuer’s transfer agent (the “Transfer Agent”), (ii) deposit or cause to be deposited each Collateral Account Deposit directly to the Collateral Account (less, for the avoidance of doubt, the Subscription Amount) , and (iii) pay or cause to be paid to each Subscriber the Option Premium Payment. For purposes of this Equity Support Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close. Prior to or at the Closing, each Subscriber shall deliver to the Issuer a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. In the event the consummation of the Transaction does not occur within two (2) business days after the Closing Date under this Equity Support Agreement, the Issuer shall promptly (but not later than two (2) business days thereafter) return the Subscription Amount to each Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by such Subscriber, and any book entries for the Equity Support Shares shall be deemed repurchased and cancelled; provided that, unless this Equity Support Agreement has been terminated pursuant to Section 8 hereof, such return of funds shall not terminate this Equity Support Agreement or relieve any Subscriber of its obligation to purchase the Equity Support Shares at the Closing.

3.              Closing Conditions. The obligation of the parties hereto to consummate the purchase and sale of the Equity Support Shares pursuant to this Equity Support Agreement is subject to the following conditions: (a) there shall not be in force any injunction or order from an entity having jurisdiction that enjoins or prohibits the issuance and sale of the Equity Support Shares under this Equity Support Agreement; (b) all conditions precedent to the Transaction Closing under the Transaction Agreement shall have been satisfied or waived (as determined by the parties to the Transaction Agreement and other than those conditions under the Transaction Agreement which, by their nature, are to be fulfilled at or substantially contemporaneously with the Transaction Closing); (c) (i) solely with respect to each Subscriber’s obligation to close, the representations and warranties made by the Issuer, and (ii) solely with respect to the Issuer’s obligation to close, the representations and warranties made by the applicable Subscriber in this Equity Support Agreement shall be true and correct in all material respects as of the Closing Date other than (x) those representations and warranties which are qualified by materiality, Material Adverse Effect or similar qualification, which shall be true and correct in all respects as of the Closing Date, and (y) those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects (or, if qualified by materiality, Material Adverse Effect or similar qualification, all respects) as of such date, in each case without giving effect to the consummation of the Transactions; (d) solely with respect to each Subscriber’s obligation to close, at or prior to the Transaction Closing, Issuer shall have received cash proceeds from the PIPE Investment of at least $45.0 million in an aggregate amount, all of which shall be immediately available to Issuer upon the Transaction Closing (the “PIPE Cash”); (e) solely with respect to each Subscriber’s obligation to close, there shall have been no notice of default delivered pursuant to, an event of default occurring or be continuing under, and no acceleration of amounts outstanding under the indenture dated December 30, 2021, between the Issuer and Wilmington Savings Fund Society, FSB, as trustee governing the Issuer’s $50 million aggregate principal amount of convertible notes; (f) solely with respect to each Subscriber’s obligation to close, the applicable Collateral Account Deposit and the Option Premium Payment shall have been completed and each Subscriber shall have a valid and perfected first priority security interest in their applicable Collateral Accounts and shall have control (within the meaning of Section 8-106 and 9-106 of the Uniform Commercial Code as in effect in the State of New York) of the Collateral Accounts pursuant to the Control Agreement, such Control Agreement and the Pledge Agreement to be in the form and substance reasonably satisfactory to such Subscriber and such Pledge Agreement has been ratified by the Issuer and the Issuer shall have paid to the Securities Intermediary or deposited into the Collateral Account the maximum amount of the Securities Intermediary’s fees and expenses payable pursuant to the Control Agreement; (g) solely with respect to each Subscriber’s obligation to close, on the Closing Date the Issuer shall have delivered to the Subscribers a solvency certificate (the “Solvency Certificate”) with respect to the Issuer signed by a director, the chief executive officer or the chief financial officer of the Issuer certifying as to the solvency of the Issuer as of the date hereof, (if different) the date of each Pledge Agreement and as of and immediately after the Closing Date within the same certificate, which Solvency Certificate is reasonably satisfactory to the Subscribers; (h) solely with respect to each Subscriber’s obligation to close, the forms of representation letters and certificates required from such Subscriber and its broker (nominee) have been agreed to by the parties, and such representation letters and certificates shall have been executed by such Subscriber’s broker (nominee) and delivered to the Issuer and its counsel prior to the Transaction Closing so that the Equity Support Shares will be delivered to each Subscriber or such Subscriber’s nominee through the facilities of The Depository Trust Company (the “DTC”), maintained in the form of book entries on the books of the DTC and allowed to be settled through the DTC’s regular book-entry settlement services without any restrictive legend within five (5) business days after the Effectiveness Deadline (as defined below); (i) solely with respect to each Subscriber’s obligation to close, the Issuer shall have caused its Cayman Islands counsel to deliver to the Subscribers at the Transaction Closing an opinion regarding the validity of this Equity Support Agreement and the transactions contemplated hereby, such opinion to be in form and substance reasonably satisfactory to the Subscribers; (j) (A) solely with respect to each Subscriber’s obligation to close, the Issuer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Equity Support Agreement to be performed, satisfied or complied with by it at or prior to the Closing, and (B) solely with respect to the Issuer’s obligation to close, the applicable Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Equity Support Agreement to be performed, satisfied or complied with by it at or prior to the Closing. For the avoidance of doubt, PIPE Cash excludes (1) any proceeds raised pursuant to an Excluded Financing (as defined below) and (2) proceeds from the Trust Account (as defined below); and (k) solely with respect to each Subscriber's obligation to close, on or before the Closing Date the Issuer shall have delivered to the Subscribers certified copies of resolutions of the board of directors and the Shaolin transaction committee passed expressly authorizing this Equity Support Agreement, each Pledge Agreement and each Control Agreement, in form and substance reasonably satisfactory to the Subscribers.

4.              Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Equity Support Agreement.

5.	Issuer Representations and Warranties. The Issuer represents and warrants to each Subscribers that:

(a)              The Issuer is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. The Issuer has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Equity Support Agreement. As of the Closing Date, the Issuer will be duly incorporated, validly existing and in good standing under the laws of the Cayman Islands.

(b)              As of the Closing Date, all the Equity Support Shares will be duly authorized and, when issued and delivered to each Subscriber against full payment therefor in accordance with the terms of this Equity Support Agreement, the Equity Support Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s memorandum and articles of association (as in effect at such time of issuance) or under the Companies Act, as amended, of the Cayman Islands.

(c)              This Equity Support Agreement has been duly authorized, executed and delivered by the Issuer and, assuming that this Equity Support Agreement constitutes the valid and binding agreement of each Subscriber, this Equity Support Agreement is enforceable against the Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

(d)              The issuance and sale by the Issuer of all the Equity Support Shares pursuant to this Equity Support Agreement, and the performance of its obligations hereunder and under each Pledge Agreement and Control Agreement and the transactions contemplated thereby, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer or any of its subsidiaries is a party (including without limitation the Transaction Agreement) or by which the Issuer or any of its subsidiaries is bound or to which any of the property or assets of the Issuer is subject that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Issuer and its subsidiaries, taken as a whole (a “Material Adverse Effect”), or materially affect the validity of the Equity Support Shares or the legal authority of the Issuer to comply in all material respects with its obligations under this Equity Support Agreement; (ii) result in any violation of the provisions of the organizational documents of the Issuer; or (iii) result in any violation of any law, statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Equity Support Shares or the legal authority of the Issuer to comply in all material respects with its obligations under this Equity Support Agreement.

(e)              As of their respective filing dates, all reports required to be filed by the Issuer with the U.S. Securities and Exchange Commission (the “SEC”) since January 13, 2021 (the “SEC Reports”) complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received by the Issuer from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

(f)               The Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, domestic or foreign, self-regulatory organization or other person in connection with the issuance of the Equity Support Shares pursuant to this Equity Support Agreement, other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) the filings required in accordance with Section 16 of this Equity Support Agreement; (iv) those required by The Nasdaq Stock Market LLC, including with respect to obtaining approval of the Issuer’s stockholders, and (v) those the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g)              As of the date hereof, the Issuer has not received any written communication from a governmental authority that alleges that the Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h)              Assuming the accuracy of each Subscriber’s representations and warranties set forth in Section 6 of this Equity Support Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”), is required for the offer and sale of the Equity Support Shares by the Issuer to each Subscribers.

(i)               Neither the Issuer nor any person acting on its behalf has offered or sold the Equity Support Shares by any form of general solicitation or general advertising in violation of the Securities Act.

(j)               Following the Transaction Closing, the issued and outstanding Shares of the Issuer will be registered pursuant to Section 12(b) of the Exchange Act. Following the Closing, the Equity Support Shares are expected to be registered under the Exchange Act.

(k)              The Issuer is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Equity Support Shares.

(l)               The Issuer is not, and the Issuer after the consummation of the transaction contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(m)             The Issuer is, and the Issuer after the consummation of the transaction contemplated hereby will be, an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(n)              Neither the Issuer nor the Issuer after the consummation of the transaction contemplated hereby (as applicable, following the Collateral Account Deposit, the Option Premium Payment and any payment pursuant to Section 13(a) hereof) (i) is, or shall be, “insolvent” (as such term is defined in Section 101(32) of the Bankruptcy Code (Title 11 of the United States Code)) and (ii) for the purposes of Cayman Islands law, is and will be unable to pay its debts.

(o)              The Issuer, the SPAC, Cartesian Capital Group, LLC, the indirect controlling person of the Issuer (the “Issuer Shareholder ”) and/or their respective advisors (collectively, the “Project Maple Parties”) have not, directly or indirectly, negotiated or entered into an Excluded Financing with any other parties for the benefit of the Issuer, the SPAC, the shareholders of the Issuer or the shareholders of the SPAC. For the avoidance of doubt, the ATM Agreement is expressly permitted and discussing, negotiating, and closing such a facility shall not be a breach of this Section 5(o).

(p)              As of the date hereof, each of the Issuer and the Issuer Shareholder are not a party to any agreement with any third parties containing “most favored nation” clauses that (i) could be reasonably expected to be breached by this Equity Support Agreement and/or (ii) could be reasonably expected to create “tag-along” rights in favor of any third parties.

(q)              The Issuer (i) is capable of evaluating independently the risks and benefits to it that may arise in respect of the transactions contemplated by this Equity Support Agreement; (ii) has determined based on its own independent review and such professional advice as it deems appropriate that this Equity Support Agreement and the transactions contemplated hereby are (A) are fully consistent with its financial needs, objectives and condition, (B) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to it, and (C) are a fit, proper and suitable for it (including as to any legal, regulatory, tax, accounting or economic consequences arising from such transaction), notwithstanding the substantial risks inherent therein, including in particular but without limitation, the provisions of Sections 7, 13 and 15.

(r)               (i) The directors of the Issuer have concluded that (A) the this Equity Support Agreement and the transactions contemplated hereby are suitable for it, for its commercial benefit and in its best interests, in light of its own business objectives, financial condition and expertise and (B) this Equity Support Agreement has been duly approved and authorized by directors of the Issuer after due consideration by them of the foregoing matters and those referred to in Section 5(q) above.

6.              Subscribers Representations and Warranties. Each Subscriber represents and warrants to the Issuer that:

(a)              Such Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of 501(a)(1), (2), (3) or (7) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is an “institutional account” (as defined in FINRA Rule 4512(c)), (iii) is not an underwriter (as defined in Section 2(a)(11) of the Securities Act) and is aware that the sale of the Equity Support Shares is being made in reliance on a private placement exemption from registration under the Securities Act and is acquiring the Equity Support Shares only for its own account and not for the account of others, or if such Subscriber is subscribing for the Equity Support Shares as a fiduciary or agent for one or more investor accounts, such Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iv) is not acquiring the Equity Support Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. Such Subscriber has completed Schedule A following the signature page hereto and the information contained therein is accurate and complete.

(b)              Such Subscriber is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, including its participation in the Transaction and has exercised independent judgment in evaluating its participation in the purchase of the Equity Support Shares. Such Subscriber has determined based on its own independent review and such professional advice as it deems appropriate that such Subscriber’s purchase of the Equity Support Shares and participation in the Transaction (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to it, (iii) have been duly authorized and approved by all necessary action, (iv) do not and will not violate or constitute a default under such Subscriber’s charter, by-laws or other constituent document or under any law, rule, regulation, agreement or other obligation by which it is bound and (v) are a fit, proper and suitable investment for such Subscriber, notwithstanding the substantial risks inherent in investing in or holding the Equity Support Shares. Such Subscriber is able to bear the substantial risks associated with its purchase of the Equity Support Shares, including but not limited to loss of its entire investment therein.

(c)              Such Subscriber acknowledges and agrees that the Equity Support Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act, that the Equity Support Shares have not been registered under the Securities Act and the Issuer is not required to register the Equity Support Shares except as set forth in Section 7 of this Equity Support Agreement. Such Subscriber acknowledges and agrees that the Equity Support Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Subscribers absent an effective registration statement under the Securities Act except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions, and that any certificates or book entry records representing the Equity Support Shares shall contain a restrictive legend to such effect. Such Subscriber acknowledges and agrees that the Equity Support Shares will be subject to these securities law transfer restrictions and, as a result of these transfer restrictions, the Subscribers may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Equity Support Shares and may be required to bear the financial risk of an investment in the Equity Support Shares for an indefinite period of time. Such Subscriber acknowledges and agrees that the Equity Support Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 (“Rule 144”) promulgated under the Securities Act until at least one year from the date that the Issuer files a Current Report on Form 8-K following the Closing Date that includes the “Form 10” information required under applicable SEC rules and regulations, subject to Section 10 hereof. The Subscribers shall not engage in hedging transactions with regard to the Equity Support Shares unless in compliance with the Securities Act. Such Subscriber acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Equity Support Shares.

(d)              Such Subscriber acknowledges and agrees that such Subscriber is purchasing the Equity Support Shares from the Issuer. Such Subscriber further acknowledges that there have been no representations and warranties, made to such Subscriber by or on behalf of the Issuer or any of its respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations and warranties of the Issuer expressly set forth in Section 5 of this Equity Support Agreement.

(e)              Such Subscriber acknowledges and agrees that such Subscriber has received, reviewed and understood the offering materials made available to it in connection with the Transaction, and has received and has had an adequate opportunity to review, such financial and other information as such Subscriber deems necessary in order to make an investment decision with respect to the Equity Support Shares, including, with respect to the Issuer, the Transaction and the business of the Issuer and its subsidiaries. Such Subscriber acknowledges that certain information received was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in such projections. Without limiting the generality of the foregoing, such Subscriber acknowledges that it has reviewed the Issuer’s filings with the SEC. Such Subscriber acknowledges and agrees that such Subscriber and such Subscriber’s professional advisor(s), if any: (i) has conducted its own investigation of the Issuer and the Equity Support Shares; (ii) has had access to, and an adequate opportunity to review, financial and other information as it deems necessary to make a decision to purchase the Equity Support Shares; (iii) has been offered the opportunity to ask questions of the Issuer and received answers thereto, including on the financial information, as it deemed necessary in connection with its decision to purchase the Equity Support Shares; and (iv) has made its own assessment and has satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Equity Support Shares. Such Subscriber further acknowledges that the information provided to it is preliminary and subject to change, and that any changes to such information, including, without limitation, any changes based on updated information or changes in terms of the Transaction, shall in no way affect such Subscriber’s obligation to purchase the Equity Support Shares hereunder.

(f)               Such Subscriber became aware of this offering of the Equity Support Shares solely by means of direct contact between such Subscriber and the Issuer or a representative of the Issuer, and the Equity Support Shares were offered to such Subscriber solely by direct contact between such Subscriber and the Issuer or a representative of the Issuer. Such Subscriber did not become aware of this offering of the Equity Support Shares, nor were the Equity Support Shares offered to such Subscriber, by any other means. Such Subscriber acknowledges that the Equity Support Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. Such Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Issuer, any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of the Issuer contained in Section  5 of this Equity Support Agreement, in making its investment or decision to invest in the Issuer. Such Subscriber is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice that it deems appropriate) with respect to the Transaction, the Equity Support Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Issuer, including but not limited to all business, legal, regulatory, accounting, credit and tax matters. Based on such information as such Subscriber has deemed appropriate, such Subscriber has independently made its own analysis and decision to enter into this Equity Support Agreement.

(g)              Such Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Equity Support Shares, including those set forth in the Issuer’s filings with the SEC. Such Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Equity Support Shares, and such Subscriber has sought such accounting, legal and tax advice as such Subscriber has considered necessary to make an informed investment decision. Such Subscriber is able to fend for itself in the transactions contemplated herein, has exercised its independent judgment in evaluating its investment in the Equity Support Shares, is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and such Subscriber has sought such accounting, legal and tax advice as such Subscriber has considered necessary to make an informed investment decision. Such Subscriber acknowledges that the Subscribers shall be responsible for any of the Subscribers’ tax liabilities that may arise as a result of the transactions contemplated by this Equity Support Agreement, and that the Issuer has not provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by the Equity Support Agreement.

(h)              Alone, or together with any professional advisor(s), such Subscriber has been furnished with all materials that it considers relevant to an investment in the Equity Support Shares, has had a full opportunity to ask questions of and receive answers from the Issuer or any person or persons acting on behalf of the Issuer concerning the terms and conditions of an investment in the Equity Support Shares, has adequately analyzed and fully considered the risks of an investment in the Equity Support Shares and determined that the Equity Support Shares are a suitable investment for such Subscriber and that such Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of such Subscriber’s investment in the Equity Support Shares. Such Subscriber acknowledges specifically that a possibility of total loss exists.

(i)               In making its decision to purchase the Equity Support Shares, such Subscriber has relied solely upon independent investigation made by such Subscriber and the representations and warranties of the Issuer in Section 5.

(j)               Such Subscriber acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Equity Support Shares or made any findings or determination as to the fairness of this investment.

(k)              Such Subscriber has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Equity Support Agreement.

(l)               The execution, delivery and performance by such Subscriber of this Equity Support Agreement are within the powers of such Subscriber, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which such Subscriber is a party or by which such Subscriber is bound, and will not violate any provisions of such Subscriber’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of such Subscriber on this Equity Support Agreement is genuine, and the signatory has legal competence and capacity to execute the same or the signatory has been duly authorized to execute the same, and, assuming that this Equity Support Agreement constitutes the valid and binding agreement of the Issuer, this Equity Support Agreement constitutes a legal, valid and binding obligation of such Subscriber, enforceable against such Subscriber in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(m)             Neither the Subscribers nor any of their officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is: (i) a person named on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, or any other similar list of sanctioned persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), or any similar list of sanctioned persons administered by the European Union or any individual European Union member state, including the United Kingdom (collectively, “Sanctions Lists”); (ii) directly or indirectly owned or controlled by, or acting on behalf of, one or more persons on a Sanctions List; (iii) organized, incorporated, established, located in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States, the European Union or any individual European Union member state, including the United Kingdom; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). Such Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that such Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Such Subscriber also represents that it maintains policies and procedures reasonably designed to ensure compliance with sanctions administered by the United States, the European Union, or any individual European Union member state, including the United Kingdom, to the extent applicable to it. Such Subscriber further represents that the funds held by such Subscriber and used to purchase the Equity Support Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

(n)              If any Subscriber is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”, and together with ERISA Plans, “Plans”), such Subscriber represents and warrants that (A) neither the Issuer nor any of its affiliates has provided investment advice or has otherwise acted as the Plan’s fiduciary, with respect to its decision to acquire and hold the Equity Support Shares, and none of the parties to the Transaction is or shall at any time be the Plan’s fiduciary with respect to any decision in connection with such Subscriber’s investment in the Equity Support Shares; and (B) its purchase of the Equity Support Shares will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or any applicable Similar Law.

(o)              Such Subscriber has or has commitments to have and, when required to deliver payment to the Issuer pursuant to Section  2 above, reasonably believes it will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Equity Support Shares pursuant to this Equity Support Agreement.

7.              Registration Rights.

(a)              The Issuer agrees that, within fifteen (15) calendar days following the Closing Date (such deadline, the “Filing Deadline”), the Issuer will submit to or file with the SEC a registration statement for a shelf registration on Form F-1 or Form F-3 (if the Issuer is then eligible to use a Form F-3 shelf registration) (the “Registration Statement”), in each case, covering the resale of the Total Shaolin Shares acquired by each Subscriber pursuant to this Equity Support Agreement (all such Issuer Ordinary Shares, the “Registrable Equity Support Shares”) on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. The Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) thirty (30) calendar days following the Filing Deadline if the SEC notifies the Issuer that it will “review” the Registration Statement (including a limited review) and (ii) the third (3rd) business day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Issuer’s obligations to include the Registrable Equity Support Shares of a Subscriber in the Registration Statement are contingent upon such Subscriber furnishing in writing to the Issuer such information regarding such Subscriber or its permitted assigns, the securities of the Issuer held by such Subscriber and the intended method of disposition of the Registrable Equity Support Shares (which shall be limited to non-underwritten public offerings) as shall be reasonably requested by the Issuer to effect the registration of the Registrable Equity Support Shares at least five (5) business days in advance of the expected filing date of the Registration Statement. Each Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone the effectiveness or use of the Registration Statement, and all deadlines pertaining to the Issuer pursuant to the first sentence of this Section 7(a) shall be delayed, but not excused, by the number of business days following such deadline until each Subscriber provides such information and will be deemed the applicable “Filing Deadline” and the “Effectiveness Deadline”; further provided that the Subscribers shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Equity Support Shares. Notwithstanding the foregoing, if the SEC prevents the Issuer from including any or all of the shares proposed to be registered under a Registration Statement due to limitations on the use of Rule 415 under the Securities Act for the resale of the Shares pursuant to this Section 7 by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted to be registered by the SEC. In such event, the number of Shares to be registered for each other selling stockholder named in such Registration Statement shall be reduced pro rata among all such other selling stockholders first and fully, before the number of all Registrable Equity Support Shares to be registered shall be reduced (in which case, it shall be reduced pro rata among the Subscribers). In the event the Issuer amends the Registration Statement in accordance with the foregoing, the Issuer will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by the SEC, one or more registration statements to register the resale of those Registrable Equity Support Shares that were not registered on the initial Registration Statement, as so amended. For as long as any Subscriber holds Equity Support Shares, the Issuer will use commercially reasonable efforts to file all reports for so long as the condition in Rule 144(c)(1) (or Rule 144(i)(2), if applicable) is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable the Subscribers to resell the Equity Support Shares pursuant to Rule 144 of the Securities Act (in each case, when Rule 144 of the Securities Act becomes available to the Subscribers). Any failure by the Issuer to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Deadline shall not otherwise relieve the Issuer of its obligations to file or effect the Registration Statement as set forth above in this Section 7. The Issuer agrees to file a Registration Statement with respect to the PIPE Shares pursuant to the PIPE Investment and the other common equity shares for resale with the SEC within the same time period described above (which, for the avoidance of doubt, will not alter the Issuer’s obligation to comply with the remainder of this Section 7.) Upon a Registration Statement covering the Registrable Equity Support Shares becoming effective, the Issuer shall promptly notify in writing each Subscriber and each broker (nominee) that signed an acknowledgement pursuant to Section 3(h) that such Registration Statement has become effective.

(b)              Notwithstanding anything to the contrary in this Equity Support Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require the Subscribers not to sell under the Registration Statement or to suspend the effectiveness thereof, if (x) the use of the Registration Statement would require the inclusion of financial statements that are unavailable for reasons beyond the Issuer’s control, (y) the Issuer’s board of directors determines that in order for the Registration Statement to not contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, or if (z) such filing or use could materially affect a the negotiation or consummation of a bona fide business or financing transaction of the Issuer or its subsidiaries or would require additional disclosure by the Issuer in the Registration Statement of material information that the Issuer has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of Issuer’s board of directors to cause the Registration Statement to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the Registration Statement (i) on more than two occasions or for more than forty-five (45) total calendar days, in each case during any three-month period, or (ii) on more than three occasions or for more than ninety (90) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Subscriber agrees that it will immediately discontinue offers and sales of the Registrable Equity Support Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until such Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales; provided, for the avoidance of doubt, that the Issuer shall not include any material non-public information in any such written notice. If so directed by the Issuer, each Subscriber will deliver to the Issuer or, in such Subscriber’s sole discretion destroy, all copies of the prospectus covering the Registrable Equity Support Shares in such Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Equity Support Shares shall not apply (i) to the extent such Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up. Upon the occurrence of (y) a Suspension Event or (z) a post-effective amendment to a suspended Registration Statement becoming effective (a “Suspension Cure”), the Issuer shall promptly notify in writing each Subscriber and each broker (nominee) that signed an acknowledgement pursuant to Section 3(h) of the Suspension Event and/or Suspension Cure.

(c)	Piggyback Registration.

(i)           In the event that (A) there is not an effective Registration Statement covering the total number of Registrable Equity Support Shares that is on file with the SEC and (B) the Issuer or any shareholder of the Issuer proposes to conduct a registered offering of, or if the Issuer proposes to file a Registration Statement under the Securities Act with respect to the registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities (including pursuant to the ATM Agreement), for its own account or for the account of shareholders of the Issuer, other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form F-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), or (iii) filed in connection with a confidentially marketed public offering by the Issuer of primary shares, then the Issuer shall give written notice of such proposed offering to each Subscriber (a “Piggyback Notice”) as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of a registration in which securities of the Issuer are sold to an underwriter in a firm commitment underwriting for distribution to the public (an “Underwritten Offering”) pursuant to a shelf registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which Piggyback Notice shall (A) describe the amount and type of securities to be included in such offering, the proposed filing date, the intended method(s) of distribution, the name of the proposed managing underwriter or underwriters, if any, in such offering and to the extent then known a good faith estimate of the proposed minimum offering price, and (B) offer to each Subscriber the opportunity to include in such registered offering such number of Registrable Equity Support Shares as such Subscriber may request in writing within five (5) days after receipt of such Piggyback Notice (such registered offering, a “Piggyback Registration”). The Issuer shall, in good faith, cause such Registrable Equity Support Shares to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing underwriter or underwriters of such Piggyback Registration to permit the Registrable Equity Support Shares requested by each Subscriber pursuant to this Section 7(c) to be included therein on the same terms and conditions as any similar securities of the Issuer included in such registered offering and to permit the sale or other disposition of such Registrable Equity Support Shares in accordance with the intended method(s) of distribution thereof. The inclusion of Registrable Equity Support Shares in a Piggyback Registration shall be subject to each Subscriber’s agreement to enter into an underwriting agreement in customary form with the underwriter(s) selected for such Underwritten Offering, if applicable.

(d)	Registration Priority.

(i)           The Issuer shall include in any Registration Statement, including but not limited to any Piggyback Registration, before including any shares of Issuer Ordinary Shares or other equity securities proposed to be sold by the Issuer or by other holders of Issuer stock or other equity securities, the Registrable Equity Support Shares held by each Subscriber (if any) that such Subscriber has requested be included in such Registration Statement. Notwithstanding anything to the contrary in this Equity Support Agreement, (A) the Issuer hereby agrees and covenants that it will not grant, or enter into an agreement or arrangement pursuant to which the Issuer agrees to grant, rights to register any Issuer Ordinary Shares (or securities convertible into or exchangeable for Issuer Ordinary Shares) pursuant to the Securities Act in a manner that has the purpose or effect of circumventing, or on terms that contradict, the priority right of each Subscriber set forth in this Section 7(d)(i), and (B) the Issuer represents and warrants that, to the knowledge of the Issuer, SPAC has not granted, or agreed to grant, any registration rights that will survive the Transaction Closing.

(ii)          If the SEC prevents the Issuer from including any or all of the shares proposed to be registered under any Registration Statement in which Registrable Equity Support Shares are included, including but not limited to any Piggyback Registration where each Subscriber (if any) has requested to be included in such Registration Statement, due to limitations on the use of Rule 415 under the Securities Act for the resale of the Shares pursuant to this Section 7 by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted to be registered by the SEC. In such event, the number of Shares to be registered for each other selling stockholder named in such Registration Statement shall be reduced pro rata among all such other selling stockholders first and fully, before the number of all Registrable Equity Support Shares to be registered shall be reduced (in which case, it shall be reduced pro rata among the Subscribers).

(iii)         The Issuer represents and warrants that the priority rights afforded to each Subscriber pursuant to Section 7(d) of this Equity Support Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and Section 7(d) of this Equity Support Agreement, the terms of Section 7(d) of this Equity Support Agreement shall prevail.

(e)	Private Placement Procedure.

(i)           In the event that there is not an effective Registration Statement covering the total number of Registrable Equity Support Shares that is on file with the SEC for each VWAP Trading Day during any Reference Period (including an Accelerated Reference Period) (any such event, a “Registration Unavailability Event”), upon a written request of any Subscriber, the Issuer shall facilitate the resale of such number of Registrable Equity Support Shares as will be requested by such Subscriber (in its sole discretion) up to the lesser of (y) the number of the applicable Period Subscriber Shares and (z) the number of Registrable Equity Support Shares held by such Subscriber as of the date of such request in a private placement to be completed on or prior to the last VWAP Trading Day of such Reference Period and satisfactory to such Subscriber in form and substance, including, without limitation, by providing customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to such Subscriber and/or any designated purchaser of the Registrable Equity Support Shares from such Subscriber, due diligence rights (for such Subscriber and/or any designated purchaser of the Registrable Equity Support Shares from such Subscriber), opinions and certificates and such other documentation as is customary for private placements of equity securities, as is acceptable to such Subscriber (in which case, the Calculation Agent shall make any adjustments to the terms of this Equity Support Agreement that are necessary, in its good faith and commercially reasonable judgment, to compensate such Subscriber for any customary liquidity discount from the public market price of the Shares incurred on the sale of the Registrable Equity Support Shares in a private placement) (collectively, the “Private Placement Procedure”); provided, that if the Issuer complies with the Private Placement Procedure, the requesting Subscriber shall use commercially reasonable efforts to sell such applicable Registrable Equity Support Shares that are subject to the request for the Private Placement Procedures; provided, further that no Subscriber shall be obligated to sell any Registrable Equity Support Shares to (i) any Affiliate (as defined in Rule 144 as of the date hereof) of the Issuer or of the SPAC or (ii) any person that is the direct or indirect “beneficial owner” (determined in accordance with Rule 13d-3 under the Exchange Act) of Issuer Ordinary Shares exceeding 9.9% of the voting power of the Issuer Ordinary Shares, in each case, at a price lower than the arithmetic averages of the Daily VWAPs for each VWAP Trading Day during the applicable Reference Period up to the date of any such proposed sale.

(f)	Reference Price

(i)           Notwithstanding the definition of the “Reference Price”, upon the occurrence of a Registration Unavailability Event on any VWAP Trading Day during any Reference Period, the Reference Price (the “Adjusted Reference Price”) for such Reference Period in respect of a Subscriber will be a weighted average amount calculated by the Calculation Agent as follows:

ARP = (A + B) / C, where:

ARP–	Adjusted Reference Price

A–	(x) the arithmetic average of the Daily VWAPs for the full VWAP Trading Days, if any, within the applicable Reference Period, starting from the first VWAP Trading Day thereof, that preceded the first (if applicable) Registration Unavailability Event within the Reference Period (excluding the VWAP Trading Day on which the Registration Unavailability Event has occurred) multiplied by (y) the number of such full VWAP Trading Days, if any;

B–	(x) if upon the occurrence of a Registration Unavailability Event such Subscriber has requested the Private Placement Procedure pursuant to Section 7(e), the net aggregate proceeds actually received on or prior to 5 p.m. US Eastern Time on the Business Day immediately following the final VWAP Trading Day of each Reference Period (after any brokerage, underwriting, legal or other fees related to the Private Placement that are not reimbursed by Issuer) by such Subscriber divided by the number of Issuer Ordinary Shares offered by such Subscriber pursuant to the Private Placement Procedure or (y) if upon the occurrence of a Registration Unavailability Event and until the end of the applicable Reference Period such Subscriber has not requested the Private Placement Procedure pursuant to Section 7(e), starting from (and including) the VWAP Trading Day on which such Registration Unavailability Event has occurred, the arithmetic average of the Daily VWAPs for the full VWAP Trading Days remaining in the applicable Reference Period, in each case (x) and (y), multiplied by (z) such number of the full VWAP Trading Days remaining in the applicable Reference Period; and

C–	the total number of the VWAP Trading Days in the applicable Reference Period;

it being understood that the component “A” will be deemed “0” and the Adjusted Reference Price will be determined based on the components “B” and “C” of the formula above, if (1) the Registration Unavailability Event ceases to exist during such Reference Period if it commenced prior to the start of such Reference Period, or (2) if the Registration Unavailability Event exists as of the first VWAP Trading Day of a Reference Period.

The provisions of this clause (e) will apply mutatis mutandis to any Accelerated Reference Period(s).

The parties agree and acknowledge that the provisions of this Section 7(f) are explicitly subject to Section 15.

(g)	At its expense the Issuer shall:

(i)           use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Total Shaolin Shares, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (A) the date all Total Shaolin Shares held by the Subscribers may be sold without restriction under Rule 144, including, without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (B) two (2) years from the date of effectiveness of the Registration Statement (the period of time during which the Issuer is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period”);

(ii)	during the Registration Period, advise the Subscribers, as expeditiously as practicable:

(1)            when a Registration Statement or any amendment thereto has been filed with the SEC and when such Registration Statement or any post-effective amendment thereto has become effective;

(2)            after it shall receive notice or obtain knowledge thereof, of any request by the SEC for amendments or supplements to any Registration Statement or the prospectus included therein (“Prospectus”) or for additional information;

(3)            of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(4)            of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Registrable Equity Support Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(5)            subject to the provisions in this Equity Support Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or Prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising the Subscribers of such events, provide the Subscribers with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to the Subscribers of the occurrence of the events listed in (1) through (5) above in itself constitutes material, nonpublic information regarding the Issuer, in which case such Subscriber may use and disclose such material non-public information publicly and/or to any potential purchaser of the Issuer Ordinary Shares from such Subscriber, as applicable;

(iii)         use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv)         upon the occurrence of any event contemplated above, except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a Prospectus forming a part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related Prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Equity Support Shares included therein, such Prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v)          use its commercially reasonable efforts to cause all Registrable Equity Support Shares to be listed on each securities exchange or market, if any, on which the Issuer Ordinary Shares have been listed;

(vi)         use its commercially reasonable efforts (1) to take all other steps necessary to effect the registration of the Registrable Equity Support Shares contemplated hereby and (2) to file all reports and other materials required to be filed by the Exchange Act so long as the Issuer is subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144 to enable Subscriber to sell the Registrable Equity Support Shares under Rule 144 for so long as the Subscriber holds Registrable Equity Support Shares;

(vii)        (1) cause the Transfer Agent to remove the notation concerning transfer restrictions of the Equity Support Shares referenced in Section 2, at each Subscriber’s request and reasonably promptly upon such request, when the Registrable Equity Support Shares are sold pursuant to Rule 144 under the Securities Act or the Registration Statement or may be sold without restriction under Rule 144; and

(2) within five (5) business days after the Effectiveness Deadline, cause the Transfer Agent to deliver the Equity Support Shares to each Subscriber or such Subscriber’s nominee through the facilities of the DTC maintained in the form of book entries on the books of the DTC and allowed to be settled through the DTC’s regular book-entry settlement services without any restrictive legend; provided, in the case of clause (2), the Issuer has received such representation letters and certificates from such Subscriber and its broker (nominee) as may be reasonably requested by the Issuer (it being understood and agreed between the parties that representation letters and certificates delivered in the form agreed to as a condition precedent to this Equity Support Agreement pursuant to Section 3(h) shall be deemed sufficient for purposes of this clause). In connection therewith, if required by the Transfer Agent, the Issuer will promptly cause an opinion of counsel to be delivered to and maintained with the Transfer Agent, together with any other authorizations, certificates and directions required by the Transfer Agent that authorize and direct the Transfer Agent to transfer such Registrable Equity Support Shares without any such legend;

(viii)       promptly notify in writing, or cause its counsel to promptly notify in writing, each broker (nominee) that signed an acknowledgement pursuant to Section 3(h) in the event that (1) a Registration Statement covering the Registrable Equity Support Shares is effective, (2) a Registration Statement covering the Registrable Equity Support Shares ceases to be effective and (3) in the case of clause (2), such Registration Statement has become effective;

(ix)         use its commercially reasonable efforts to allow the Subscribers to review disclosure regarding the Subscribers in the Registration Statement; and

(x)          otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by any Subscriber, consistent with the terms of this Equity Support Agreement, in connection with the registration of the Registrable Equity Support Shares.

(h)	Indemnification.

(i)           The Issuer agrees to indemnify, to the extent permitted by law, each Subscriber (to the extent a seller under the Registration Statement), its officers, directors, partners, members, managers, employees, stockholders, advisers and agents, and each person who controls such Subscriber (within the meaning of the Securities Act or the Exchange Act), to the extent permitted by law, against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including reasonable and documented outside attorneys’ fees of one law firm (and one firm of local counsel)) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Issuer by or on behalf of such Subscriber expressly for use therein and except with respect to sales made during a Suspension Event.

(ii)          In connection with any Registration Statement in which any Subscriber is participating, such Subscriber shall furnish (or cause to be furnished) to the Issuer in writing such information and affidavits as the Issuer reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Issuer, its directors and officers and each person or entity who controls the Issuer (within the meaning of the Securities Act or the Exchange Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained (or not contained in, in the case of an omission) in any information or affidavit so furnished in writing by on behalf of such Subscriber expressly for use therein; provided, however, that the liability of each Subscriber shall be several and not joint with any other investor whose securities are covered by the same Registration Statement and shall be in proportion to and limited to the net proceeds received by such Subscriber from the sale of Registrable Equity Support Shares giving rise to such indemnification obligation.

(iii)         Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B)  unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv)         The indemnification provided for under this Equity Support Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

(v)          If the indemnification provided under this Section 7(h) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of each Subscriber shall be limited to the net proceeds received by such Subscriber from the sale of Registrable Equity Support Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 7(h)(i), (ii) and (iii) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(h)(v) from any person or entity who was not guilty of such fraudulent misrepresentation.

(i)            Registration and Private Placement Procedure Expenses. The Registration and Private Placement Procedure Expenses incurred in connection with any registration or Private Placement Procedure shall be borne by the Issuer. For purposes of this Equity Support Agreement, “Registration and Private Placement Procedure Expenses” shall mean the documented, out-of-pocket expenses of any registration or Private Placement Procedure, including, without limitation, the following (but not including and underwriter or brokerage fees):

(i)           all registration, listing and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Issuer shares are then listed;

(ii)          fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the underwriters in connection with blue sky qualifications of the Registrable Equity Support Shares and the fees and expenses of any “qualified independent underwriter” as such term is defined in FINRA Rule 5121);

(iii)         printing, messenger, telephone and delivery expenses;

(iv)         fees and disbursements of counsel for the Issuer;

(v)          fees and disbursements of all independent registered public accountants of the Issuer and any other persons, including special experts, retained by the Issuer, incurred in connection with such registration;

(vi)         all expenses in connection with the preparation, printing and filing of a Registration Statement, any Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to any Subscribers, underwriters and dealers and all expenses incidental to delivery of the Registrable Equity Support Shares;

(vii)        the expenses incurred in connection with making “road show” presentations and holding meetings with potential investors to facilitate the sale of the Registrable Equity Support Shares in an Underwritten Offering; and

(viii)       all fees and expenses incurred in connection with the Private Placement Procedure (including each Subscriber’s documented legal fees not to exceed $75,000 in the aggregate).

8.              Termination. This Equity Support Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof except for the provisions of this Section 8 and Section 7(h) (a) upon the termination of the Transaction under the Transaction Agreement, (b) upon the mutual written agreement of each of the parties hereto to terminate this Equity Support Agreement, (c) if the conditions to Closing set forth in Section 3 of this Equity Support Agreement are not satisfied, or capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by this Equity Support Agreement will not be or are not consummated at the Closing or (d)  if the Transaction Closing has not occurred by the earlier of August 31, 2022 or five (5) calendar days from the Termination Date (as defined in the Transaction Agreement); provided that nothing herein will relieve any party from liability for any breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. The Issuer shall notify the Subscribers of the termination of the Transaction Agreement promptly after the termination of such agreement. Immediately upon the termination of this Equity Support Agreement in accordance with this Section 8 (and in any event within one (1) business day after such termination), (x) any monies paid by each Subscriber in connection herewith shall be returned to such Subscriber and (y) the Issuer shall be obligated to pay the Option Premium to each Subscriber, notwithstanding such termination.

9.              No Transfer Restrictions. The Total Shaolin Shares shall not be subject to any Transfer Restriction other than (x) the restriction on Short Sales (as defined below) set forth in Section 10 and (y) restrictions on transfer under applicable securities laws. “Transfer Restriction” shall mean any direct or indirect limitation, condition to or restriction on the ability of the Subscribers to offer, sale, lease, assign, encumber, loan, pledge, grant a security interest with respect to, hypothecate, dispose of or otherwise transfer (by operation of law or otherwise), either voluntary or involuntary, or enter into any contract, option or other arrangement or understanding with respect to any of the foregoing, any Total Shaolin Shares (whether owned beneficially or of record).

10.            Subscribers Covenant. Each Subscriber hereby agrees that, from and after the date hereof, none of such Subscriber, its controlled affiliates, or any person or entity acting on behalf of such Subscriber or any of its controlled affiliates or pursuant to any understanding with such Subscriber or any of its controlled affiliates shall enter into any Short Sales with respect to the equity or equity-linked securities of the Issuer, if applicable, at a price per Share (or, if such Short Sale is in the form of a derivative, at the strike price per Share) less than $10.40. For purposes of this Section 10, “Short Sales” shall include (i) all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, including transactions through non-U.S. broker dealers or foreign regulated brokers, and (ii) all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), but excluding this Equity Support Agreement and bona fide margin agreements to which such Subscriber may be or may become a party (collectively, “Restricted Short Sales”). For the avoidance of doubt, the parties agree that (A) this Equity Support Agreement shall not, in whole or in part, constitute a Short Sale, (B) each Subscriber shall be permitted to effect a Short Sale of Equity Support Shares to the extent such Short Sale is necessary or appropriate for such Subscriber to facilitate a delivery of the corresponding number of the Issuer Ordinary Shares in freely transferable form without any restrictive legends through the facilities of the DTC from the Issuer or the Transfer Agent, as applicable, (C) the purchase of put options, sale of call options or delta negative trades in other equity-linked derivatives or securities with strike prices or the functional equivalent that are equal to or greater than the USD 10.40 shall not be deemed to be Short Sales, and (D) Short Sales, to the extent such Short Sale is a substitute or a replacement of a Short Sale that was not a Restricted Short Shale when entered into and is made by an affiliate of any Subscriber in connection with any novation of this Equity Support Agreement permitted hereunder shall not be prohibited by this Section 10. Further, the parties agree that the Total Shaolin Shares, or any portion thereof, may be pledged by the Subscribers in connection with bona fide margin agreements, which shall not be deemed to be a transfer, sale or assignment of such shares restricted by the provisions of this Section 10. The restrictions provided in this Section 10 shall cease to be binding upon the Subscribers (x) upon the occurrence of, and immediately from the date of, any Acceleration Event, if (A) a Registration Effectiveness Adjustment Event has occurred and is continuing or (B) the Registration Statement covering the resale of the Total Shaolin Shares is not effective for any other reason, in each case, as of the date of such Acceleration Event and (y) if any Acceleration Event has occurred and continuing, immediately from the date of any Registration Effectiveness Adjustment Event or if the Registration Statement covering the resale of the Total Shaolin Shares is not, or ceases to be effective, for any other reason, in each case, during the pendency of such Acceleration Event. For every Share for which each Subscriber directly or indirectly enters into a Restricted Short Sale at a Share price below $10.40, the Reference Price for an equal number of the Shares that are the Total Shaolin Shares shall be deemed to be $10.40.

11.	[Intentionally Left Blank]

12.            Voting. Prior to the earlier to occur of the Termination Date and the Transaction Closing, each Subscriber irrevocably and unconditionally agrees that it shall, at any meeting of the stockholders of the SPAC (whether annual or special and whether or not an adjourned or postponed meeting), however called, appear at such meeting or otherwise cause the Class A ordinary shares, par value $0.0001 per share (the “SPAC Shares”) held by such Subscriber at the record date of such meeting, if any, to be counted as present thereat for the purpose of establishing a quorum and vote, or cause to be voted at such meeting, and consent to any written consent of the stockholders of the SPAC, all SPAC Shares held by such Subscriber consistent with the recommendation of the Board of Directors of the SPAC with respect to the matters presented at such meeting or in connection with such written consent. Notwithstanding anything herein to the contrary, this Section 12 shall not require any Subscriber to be present (in person or by proxy) or vote (or cause to be voted), any of the SPAC Shares held by such Subscriber, if any, to (i) amend, modify or waive any provision of the Transaction Agreement and the other transaction documents related thereto in a manner that adversely affects such Subscriber in its capacity as a stockholder of the SPAC in any material respect, and such Subscriber shall not be obligated to vote in favor of the adoption of the Transaction Agreement if it is amended in any such respect; or (ii) amend the SPAC’s memorandum and articles of association to extend the time period in which the SPAC must consummate an initial business combination.

13.	Release of Collateral Account

(a)	Collateral Account Releases.

(i)             On or prior to 5 p.m. US Eastern Time on the Business Day immediately following the final VWAP Trading Day of each Reference Period, the Issuer shall pay to each Subscriber in immediately available funds in USD the applicable Reference Period Payment. Following such payment, each Subscriber shall instruct the Securities Intermediary to release the applicable Issuer Release Amount from the Collateral Account to the Issuer at the wire instructions to be provided by the Issuer to such Subscriber prior to the First Reference Period. If such Reference Period Payment is not made by the Issuer in full and on time, then each Subscriber shall instruct Securities Intermediary to (i) release the applicable Reference Period Payment from the Collateral Account to such Subscriber at the following wire instructions as in Annex A, and (ii) release the applicable Issuer Release Amount from the Collateral Account to the Issuer at the wire instructions to be provided by the Issuer to such Subscriber prior to the First Reference Period. The parties agree that payments under this Section 13(a) shall be treated for U.S. federal income tax purposes as termination payments under Section 1234A of the Code.

(ii)            Following the conclusion of, as applicable, the Third Reference Period or the final Accelerated Reference Period and the payment or release of the Reference Period Payment for the Third Reference Period or for the final Accelerated Reference Period pursuant to the immediately preceding subsection, each Subscriber shall reasonably promptly instruct the Securities Intermediary to release the outstanding balance of the Collateral Account to the Issuer.

(iii)           Notwithstanding anything to the contrary herein, in the event of a Delisting or Insolvency Filing, the Reference Price shall immediately be deemed to be USD 0 (the “Delisted/Insolvent Price”) for the applicable Reference Period and all succeeding Reference Periods (if any), the start (if a Reference Period has not yet started) of each Reference Period and the end of each Reference Period shall be deemed to be accelerated to the date of such Delisting or Insolvency Filing, and each Subscriber shall instruct the Securities Intermediary to release the outstanding balance of the Collateral Account to such Subscriber. The parties agree and acknowledged that the provisions of this Section 13(a)(iii) are explicitly subject to Section 15.

(iv)           Notwithstanding anything to the contrary herein, if at any time the Calculation Agent determines that the amount in any Collateral Account is insufficient to fund the maximum amount of the remaining Reference Period Payment(s) (assuming, for purposes of such calculation, that the Daily VWAP for each remaining VWAP Trading Day is USD 0), it shall notify the applicable Subscriber and the Issuer of such deficiency and the Issuer shall be obligated, within two (2) Business Days, to deliver an amount in cash in USD to such Collateral Account to cure such deficiency.

(b)	Dispute Resolution.

(i)            In the event that a party (the “Disputing Party”) does not agree with any determination made (or the failure to make any determination) by the Calculation Agent, the Disputing Party shall have the right, by delivering notice within one (1) Business Day of such determination, to require that the Calculation Agent have such determination reviewed by a disinterested third party that is a leading dealer in the U.S. corporate equity derivatives market and that is not an Affiliate of either party (a “Third Party Dealer”). Such Third Party Dealer shall be jointly selected by the parties within one (1) Business Day after the Disputing Party’s exercise of its rights hereunder (once selected, such Third Party Dealer shall be the “Substitute Calculation Agent”). If the parties are unable to agree on a Substitute Calculation Agent within the prescribed time, each of the parties shall elect a Third Party Dealer and such two dealers shall agree on a third Third Party Dealer by the end of the subsequent Business Day. Such third Third Party Dealer shall be deemed to be the Substitute Calculation Agent. Any exercise by the Disputing Party of its rights hereunder must be in writing and shall be delivered to the Calculation Agent not later than the first (1st) Business Day following the Business Day on which the Calculation Agent notifies the Disputing Party of any determination made (or of the failure to make any determination). Any determination by the Substitute Calculation Agent shall be binding in the absence of a manifest error and shall be made as soon as possible but no later than the second (2nd) Business Day following the

Substitute Calculation Agent’s appointment. The costs of such Substitute Calculation Agent and, if applicable, nominating Third Party Dealers shall be borne by (a) the Disputing Party if the Substitute Calculation Agent substantially agrees with the Calculation Agent or (b) the non-Disputing Party if the Substitute Calculation Agent does not substantially agree with the Calculation Agent. If, after following the procedures and within the specified time frames set forth above, a binding determination is not achieved, the original determination of the Calculation Agent shall apply.

(ii)            Notwithstanding anything to the contrary herein, in the event that the Issuer disputes any determination in good faith made by the Calculation Agent, the Issuer shall not be entitled to the release of any funds from the Collateral Account, including pursuant to Section 13(a)(i) or (a)(ii), during the pendency of the dispute and the utilization of the dispute resolution procedures set forth in Section 13(b)(i).

(c)	Acceleration Events.

(i)             The Issuer hereby covenants and agrees to notify each Subscriber of the occurrence of any Acceleration Event that it is, or reasonably should be aware of as promptly as practicable thereafter and, to the extent that the occurrence of such Acceleration Event would constitute material non-public information with respect to the Issuer or the Issuer Ordinary Shares, simultaneously with such notice to file a Form 8-K with the SEC disclosing the occurrence of such Acceleration Event. In addition to the foregoing, to the extent any Subscriber reasonably believes any information related to such Acceleration Event received from the Issuer constitutes material non-public information with respect to the Issuer or the Issuer Ordinary Shares that has not been disclosed to the market generally by the Issuer, such Subscriber may use and disclose such material non-public information publicly and/or to any potential purchaser of Issuer Ordinary Shares from such Subscriber.

(ii)            Following the occurrence of an Acceleration Event, each Subscriber shall have the right, exercisable on or prior to the fifth (5th) Business Day following the date when such Subscriber has received a notice from such Acceleration Event from the Issuer, to accelerate any and all the remaining Reference Periods, at the election of such Subscriber, pursuant to the proviso set forth in the definition of the “Reference Period” (and each such new Reference Period, as accelerated, shall be deemed to be an “Accelerated Reference Period”). For the avoidance of doubt, such right may, at the sole discretion of each Subscriber, be exercised prior to the receipt of such notice from the Issuer. If any Subscriber makes such election, it shall reasonably promptly notify the Issuer of such acceleration in reasonable detail, including (i) the applicable Acceleration Event, (ii) the number of Total Shaolin Shares that such acceleration is being applied to, (iii) the applicable Reference Period Commencement Date(s) and (iv) the length of the applicable Reference Period(s).

Definitions: For purposes of the preceding Section 13, the following definitions shall apply:

“Acceleration Event” shall mean, as determined by the Calculation Agent:

(a)	That the Daily VWAP of the Issuer Ordinary Shares shall be less than USD 5.00 for any 10 VWAP Trading Days (whether or not consecutive) during any consecutive 15 VWAP Trading Day period, as determined by the Calculation Agent;

(b)	That if, on any Trading Day, the closing price for the Issuer Ordinary Shares is more than 40% lower than the closing price on the immediately preceding Trading Day (the “Prior Closing Price”) and the Prior Closing Price was less than USD 10.40;

(c)	The Issuer Ordinary Shares cease to be listed on any of The New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors) and are not listed on The New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market on the immediately following Trading Day (a “Delisting”);

(d)	The receipt by the Issuer or any of their respective directors or officers solely with respect to their positions as officers and directors of the Issuer, of a “Wells Notice” from the SEC that the SEC intends to recommend or commence a civil or criminal enforcement action against such Person with respect to their positions with the Issuer;

(e)	On any VWAP Trading Day (“Day 1”) in which there has been any announcement or disclosure between 4pm ET on the immediately prior VWAP Trading Day (“Day 0”) and 9:30am ET on Day 1 that the Issuer’s financial statements for any reporting period contain a material misstatement or omission, the Daily VWAP of Day 1 decreases by at least 20% from the Daily VWAP of Day 0; provided, that if such announcement or disclosure is released during the regular trading hours on Day 1, an “Acceleration Event” shall mean that the Closing Price for Day 1 decreased by at least 20% from the Closing Price on Day 0;

(f)	The receipt by the Issuer of a negative going concern opinion from the Issuer’s auditor;

(g)	The resignation of the Issuer’s auditor; provided that such resignation does not result from a reorganization of such auditor or from any disputes, as determined by the Calculation Agent, regarding the Issuer’s financial statements;

(h)	A default by the Issuer or any of its Significant Subsidiaries with respect to any one or more mortgages, agreements or other instruments under which there is outstanding, or by which there is secured or evidenced, any indebtedness for money borrowed of at least USD 30.0 million dollars (or its foreign currency equivalent) in the aggregate, whether such indebtedness exists as of the date hereof or is thereafter created, where such default results in such indebtedness becoming or being declared due and payable before its stated maturity;

(i)	Any Insolvency Filing;

(j)	The occurrence of any Announcement Event; or

(k)	The Daily Unrestricted Liquidity is less than (x) if the Issuer has not made or announced any cash dividends, distributions, Spin-Outs, share buybacks or transfers, in each instance, to the holders of the Issuer Ordinary Shares on or after the Transaction Closing, USD 10.0 million for a period of any ten (10) consecutive Business Days, or (y) if the Issuer has made or announced any cash dividends, distributions, Spin-Outs, share buybacks or transfers, in each instance, to the holders of the Issuer Ordinary Shares on or after the Transaction Closing, USD 20.0 million for a period of any two (2) consecutive Business Days.

“Acquisition Transaction” shall mean any transaction or event that the Calculation Agent determines is reasonably likely to be consummated or completed and, if consummated or completed, would constitute a Merger Event or the occurrence of any Merger Event.

“Announcement Event” shall mean (i) the announcement by the Issuer, any of its subsidiaries or a Valid Third Party Entity of an Acquisition Transaction, and (ii) an announcement by the Issuer or any of its subsidiaries that the Issuer or any of its subsidiaries has entered into an agreement or a letter of intent to enter into an Acquisition Transaction.

“Business Day” shall mean, solely for purposes of this Section 13, any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Calculation Agent” shall mean, initially (and in respect of its portion of this Equity Support Agreement), the Subscriber, subject to Section 13(b) hereof. Following any determination or calculation by the Calculation Agent hereunder, upon a written request by the Issuer, the Calculation Agent shall promptly (but in any event within three Trading Days) provide to the Issuer by e- mail to the e-mail address provided by the Issuer in such request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such determination or calculation (including any assumptions used in making such determination or calculation), it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such determination or calculation or any information that may be proprietary or confidential or subject to an obligation not to disclose such information. Whenever the Calculation Agent is required to act or to exercise judgment in any way, it will do so in good faith and in a commercially reasonable manner.

“Daily Unrestricted Liquidity” shall mean the unrestricted cash held by the Issuer and its subsidiaries and availability of any amounts to be borrowed under any revolving credit facilities. For the avoidance of doubt, such amount shall not include any restricted cash, customer cash or any amounts held in the Collateral Account.

“Daily VWAP” shall mean, for any Trading Day or VWAP Trading Day (as applicable), the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “SLCR US

<equity> AQR”, it being understood that immediately following the Transaction Closing, such page is expected to be replaced with “THCH US <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day or VWAP Trading Day (or if such volume-weighted average price is unavailable, the market value of one Issuer Ordinary Share on such Trading Day or VWAP Trading Day determined, using a volume weighted average method, by the Calculation Agent). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours or, for the avoidance of doubt, any sales pursuant to the ATM Agreement.

“First Period Subscriber Shares” shall be a number of Issuer Ordinary Shares equal to one-third of the Equity Support Shares, rounded down.

“First Reference Price Commencement Date” shall mean the 85th calendar day immediately following the date of the Closing (as defined in the Transaction Agreement.

“First Reference Period” shall mean, subject to the proviso to the definition of the “Reference Period”, the 25 consecutive VWAP Trading Days beginning on, and including, the First Reference Period Commencement Date.

“First Reference Period Payment” shall mean an amount equal to the number of First Period Subscriber Shares multiplied by (i) if the Reference Price for the First Reference Period is less than USD 10.40, an amount equal to USD 10.40 minus the Reference Price (including, if applicable, an Adjusted Reference Price or Delisted/Insolvent Price) for the First Reference Period, or (ii) if the Reference Price (including, if applicable, an Adjusted Reference Price) for the First Reference Period is greater than or equal to USD 10.40, zero.

“Insolvency Filing” shall mean that the Issuer or any of the Issuer’s Significant Subsidiaries is unable or admits in writing its inability to pay its debts as they fall due, institutes or has instituted against it by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, or it consents to a proceeding seeking a judgment of insolvency or bankruptcy or any other relief (including, without limitation, provisional liquidation, restructuring, an application for the appointment of a liquidator, provisional liquidator or restructuring officer or an application for an order for a meeting of its creditors, shareholders or any class of either in respect of a compromise or arrangement in respect of it) under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official or any other person or it consents in writing via an authorized representative to such a petition or its voluntary liquidation or voluntary winding-up commences.

“Issuer Release Amount” shall mean (i) with respect to the First Reference Period, an amount equal to (x) the First Period Subscriber Shares multiplied by (y) the lesser of USD 10.40 and the Reference Price for the First Reference Period; (ii) with respect to the Second Reference Period, an amount equal to (x) the Second Period Subscriber Shares multiplied by (y) the lesser of USD 10.60 and the Reference Price for the Second Reference Period; and (iii) with respect to the Third Reference Period, an amount equal to (x) the Third Period Subscriber Shares multiplied by (y) the lesser of USD 10.90 and the Reference Price for the Third Reference Period; provided that in no event shall the Issuer Release Amount cause the principal balance of the Collateral Account to be less than the maximum possible amount of the remaining Reference Period Payments and, if the Issuer Release Amount at any point will do so, the Issuer Release Amount shall be deemed to be reduced to the maximum amount that would not cause any such deficiency.

“Merger Event” shall mean any transaction or event, or series of related transaction(s) and/or event(s), that is, or results in, or would, if consummated, result in, (a) a reclassification or change of the Issuer Ordinary Shares that results in a transfer of or an irrevocable commitment to transfer all of the Issuer Ordinary Shares outstanding to another Person; (b) (i) a consolidation, amalgamation, merger or binding share exchange of the Issuer with or into, or a sale or other disposition of all or substantially all of the Issuer’s consolidated assets to, another Person, or any transaction similar to the foregoing (other than, in each case, a consolidation, amalgamation, merger or binding share exchange in which the Issuer is the continuing Person and the Issuer Ordinary Shares are not exchanged for, or converted into, any other securities or property), or (ii) any acquisition or similar transaction (including pursuant to a consolidation, amalgamation, merger or binding share exchange) by the Issuer or any Subsidiary thereof, excluding (A) any transaction between the Issuer and any of its wholly-owned Subsidiaries or among any such wholly-owned Subsidiaries and (B) any transaction for which (x) the Issuer or the relevant Subsidiary is the continuing Person and the Issuer Ordinary Shares are not exchanged for, or converted into, any other securities or property, and (y) either (1) the enterprise value of the Person or Persons being acquired (or, in the case of an acquisition of assets, the fair market value thereof) is less than 50% of the enterprise value of the Issuer or (2) such transaction will not have a material effect on the volatility, liquidity, trading volume or borrowing cost of the Issuer Ordinary Shares or the credit quality of the Issuer or the relevant Subsidiary, in each case, as of the date on which the transaction is announced, as reasonably determined by the Calculation Agent or (c) a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any Person in which such Person purchases or obtains, or, if such transaction or event were consummated, would purchase or obtain, 100% of the outstanding Issuer Ordinary Shares (other than such Issuer Ordinary Shares owned or controlled by such other Person), in each case, as reasonably determined by the Calculation Agent.

“Period Subscriber Shares” shall mean the First Period Subscriber Shares, the Second Period Subscriber Shares or the Third Period Subscriber Shares (as applicable in context).

“Potential Adjustment Event” shall mean (i) the issuance by the Issuer of Issuer Ordinary Shares as a dividend on substantially all Issuer Ordinary Shares, or if the Issuer effects a split or a combination of the Issuer Ordinary Shares, (ii) the distribution by the Issuer to all or substantially all holders of Issuer Ordinary Shares rights, options or warrants entitling such holders, for a period of not more than sixty (60) calendar days after the date such distribution is announced, to subscribe for or purchase Issuer Ordinary Shares at a price per share that is less than the average of the closing price per Issuer Ordinary Shares for the ten consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced, (iii) any distribution by the Issuer of Issuer Ordinary Shares, evidences of its indebtedness or other assets or property of the Issuer, or rights, options or warrants to acquire Issuer Ordinary Shares or other securities, to all or substantially all holders of the Issuer Ordinary Shares, other than cash dividends, (iv) a Spin-Off, (v) a Split-Off or (vi) a Tender Offer. Following the occurrence of a Potential Adjustment Event, the Calculation Agent shall make commercially reasonable adjustments to this Section 13 to account for the dilutive or concentrative effect of such Potential Adjustment Event. Promptly, but in any event within five (5) Trading Days following such determination, the Calculation Agent shall notify the Issuer of any such adjustment.

“Reference Period” shall mean the First Reference Period, the Second Reference Period, or the Third Reference Period, as the case may be, including any Accelerated Reference Period; provided that upon the occurrence of an Acceleration Event, each Subscriber shall have the right to adjust, in its sole discretion, (i) the applicable Reference Period Commencement Date and any and all succeeding Reference Period Commencement Dates to fall on any Trading Day from (and including) the date on which the Acceleration Event has occurred until (and including) the fifth (5th) Business Day following the later of (x) the date on which the Acceleration Event has occurred and (y) the date on which such Subscriber received notice from the Issuer of such Acceleration Event (provided that, for the avoidance of doubt, the remaining Reference Periods may, in whole or in part, overlap at the election of any Subscriber), and (ii) the length of the applicable Reference Period and any and all succeeding Reference Periods, and in no event shall any Accelerated Reference Period consist of less than fifteen (15) VWAP Trading Days. Any Reference Period (other than an Accelerated Reference Period) shall be extended by no more than six (6) VWAP Trading Days a maximum of one (1) time in any Reference Period, as determined by the Calculation Agent, if (a) across such Reference Period the aggregate volume of Issuer Ordinary Shares is fewer than 2,500,000 in total, as determined by the Calculation Agent by reference to the Bloomberg Page “SLCR US <equity> HP”, it being understood that immediately following the Transaction Closing, such page is expected to be replaced with “THCH US <equity> HP” (or its equivalent successor if such page is not available) and (b) the Issuer has fulfilled its obligations in Section 7. For the avoidance of doubt, the maximum length of any Reference Period, following an extension pursuant to the provisions in the immediately prior sentence, shall never be greater than thirty-one (31) VWAP Trading Days, and during such extension, the provisions of Section 7 shall remain in force.

“Reference Period Commencement Date” shall mean the First Reference Period Commencement Date, the Second Reference Period Commencement Date, or the Third Reference Period Commencement Date, as applicable.

“Reference Period Payment” shall mean (i) with respect to the First Reference Period, the First Reference Period Payment, (ii) with respect to the Second Reference Period, the Second Reference Period Payment, and (iii) with respect to the Third Reference Period, the Third Reference Period Payment.

“Reference Price” shall mean, subject to Section 7(f) and Section 13(a)(iii) and with respect to any Reference Period, the arithmetic averages of the Daily VWAPs for each VWAP Trading Day in such Reference Period, as determined by the Calculation Agent.

“Registration Effectiveness Adjustment Event” shall mean (i) the Registration Statement, covering the resale of the Total Shaolin Shares is not declared effective by the SEC (or otherwise does not become effective) for any reason on or subsequent to the Effectiveness Deadline or (ii) after its effective date, such Registration Statement ceases for any reason to remain continuously effective as to the Total Shaolin Shares thereunder.

“Registration Filing Adjustment Event” shall mean a Registration Statement is not submitted to or filed with the SEC on or prior to the Filing Deadline; provided that such event shall cease to continue if a Registration Statement is declared effective by the Effectiveness Deadline, immediately upon such effectiveness.

“Regulatory Disruption” shall mean an event any Subscriber concludes, upon consultation with external counsel, that it is reasonably appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (in the case of any self-regulatory requirements or related policies and procedures, solely to the extent such self-regulatory requirements or related policies and procedures are consistently applied in good faith to all similarly situated counterparties in all similar contexts) for it to refrain from effecting transactions with respect to Issuer Ordinary Shares on any Scheduled Trading Day or Days, as notified reasonably promptly to the Issuer.

“Relevant Stock Exchange” shall mean the Nasdaq Capital Market (“Nasdaq”), or, if the Issuer Ordinary Shares are not then listed on Nasdaq, the principal other U.S. national or regional securities exchange on which the Issuer Ordinary Shares are then listed.

“Scheduled Trading Day” means any day on which the Relevant Stock Exchange is scheduled to be open for reading for its regular trading session.

“Second Period Subscriber Shares” shall be a number of Issuer Ordinary Shares equal to one-third of the Equity Support Shares, rounded down.

“Second Reference Price Commencement Date” shall mean the 145th calendar day immediately following the date of the Closing (as defined in the Transaction Agreement).

“Second Reference Period” shall mean, subject to the proviso in the definition of the “Reference Period”, the 25 consecutive VWAP Trading Days beginning on, and including, the Second Reference Price Commencement Date.

“Second Reference Period Payment” shall mean an amount equal to the Second Period Subscriber Shares multiplied by (i) if the Reference Price for the Second Reference Period is less than USD 10.60, an amount equal to USD 10.60 minus the Reference Price (including, if applicable, an Adjusted Reference Price or Delisted/Insolvent Price) for the Second Reference Period, or (ii) if the Reference Price (including, if applicable, an Adjusted Reference Price) for the Second Reference Period is greater than or equal to USD 10.60, zero.

“Significant Subsidiary” shall mean with respect to any Person, any Subsidiary of such Person that constitutes a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of such Person.

“Spin-Off” shall mean any distribution, issuance or dividend to holders of the Issuer Ordinary Shares of any capital stock or other securities of another issuer owned (directly or indirectly) by the Issuer or any Subsidiary thereof.

“Split-Off” shall mean any exchange offer by the Issuer or any Subsidiary thereof for Issuer Ordinary Shares in which the consideration to be delivered to exchanging holders of the Issuer Ordinary Shares is capital stock or other securities of another issuer owned (directly or indirectly) by the Issuer.

“Tender Offer” shall mean a takeover offer, tender offer, exchange offer, solicitation, proposal or other event that results, or would result if consummated, in any Person purchasing, or having beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of more than 10% of the outstanding voting units of the Issuer, as reasonably determined by the Calculation Agent, based upon the making of filings with governmental or self-regulatory agencies or such other information as any Calculation Agent deems relevant.

“Third Period Subscriber Shares” shall be a number of Issuer Ordinary Shares equal to the Equity Support Shares minus the sum of (i) the First Period Subscriber Shares and (ii) the Second Period Subscriber Shares.

“Third Reference Price Commencement Date” shall mean the 235th calendar day immediately following the date of the Closing (as defined in the Transaction Agreement).

“Third Reference Period” shall mean, subject to the proviso in the definition of the “Reference Period”, the 25 consecutive VWAP Trading Days beginning on, and including, the Third Reference Price Commencement Date.

“Third Reference Period Payment” shall mean an amount equal to the Third Period Subscriber Shares multiplied by (i) if the Reference Price for the Third Reference Period is less than USD 10.90, an amount equal to USD 10.90 minus the Reference Price (including, if applicable, an Adjusted Reference Price or Delisted/Insolvent Price) for the Third Reference Period, or (ii) if the Reference Price (including, if applicable, an Adjusted Reference Price) for the Third Reference Period is greater than or equal to USD 10.90, zero.

“Trading Day” shall mean any day on which trading in the Issuer Ordinary Shares generally occurs on the principal U.S. national or regional securities exchange on which the Issuer Ordinary Shares are then listed. If the Issuer

Ordinary Shares are not so listed or traded, then “Trading Day” means a Business Day.

“Valid Third Party Entity” shall mean in respect of any transaction, any third party (or its affiliate, agent or representative) that has a bona fide intent to enter into or consummate such transaction (it being understood and agreed that in determining whether such third party has such a bona fide intent, the Calculation Agent may take into consideration the effect of the relevant announcement by such third party (or its affiliate, agent or representative) on the Issuer Ordinary Shares and/or options relating to the Issuer Ordinary Shares).

“VWAP Market Disruption Event” shall mean, with respect to any date, (A) the failure by the Relevant Stock Exchange to open for trading during its regular trading session on such date; or (B) the occurrence or existence of a Regulatory Disruption which the Calculation Agent determines is material.

“VWAP Trading Day” means a Scheduled Trading Day on which (A) there is no VWAP Market Disruption Event or Regulatory Disruption; and (B) trading in the Issuer Ordinary Shares generally occurs on the Relevant Stock Exchange; provided that, if a VWAP Market Disruption Event or Regulatory Disruption occurs, the Calculation Agent shall determine if such VWAP Trading Day is (i) a disrupted day in full, in which case such day shall not be a VWAP Trading Day, or (ii) a disrupted day in part, in which case the Calculation Agent shall determine the VWAP for such VWAP Trading Day based on the volume-weighted average price of trades in the Issuer Ordinary Shares on such VWAP Trading Day effected before the applicable Regulatory Disruption based on the <VAP> screen on Bloomberg or similar, as determined by the Calculation Agent if the Issuer Ordinary Shares are not so listed or traded on a Relevant

Stock Exchange, then “VWAP Trading Day” means a Business Day.

14.            Miscellaneous.

(a)           At the Transaction Closing, the Issuer and the Issuer Shareholder, as applicable and on a joint and several basis, shall reimburse each Subscriber for all of such Subscriber’s reasonable and documented legal expenses (including the reasonable and documented fees and expenses of such Subscriber’s external legal counsel) incurred in connection with the Transaction; provided that such amount shall not exceed $150,000 in the aggregate without the prior written consent of the Issuer (not to be unreasonably withheld, delayed or conditioned).

(b)           In the event that a Company Termination Fee (as defined in the Transaction Agreement) is payable to the SPAC or its designees, or a SPAC Termination Fee (as defined in the Transaction Agreement) is payable to the Company or its designees, the Issuer shall be liable to each Subscriber for the reimbursement of legal expenses in Section 14(a).

(c)           In the event that a Company Termination Fee is payable to SPAC or its designees, or a SPAC Termination Fee (as defined in the Transaction Agreement) is payable to the Issuer or its designees, the Issuer shall pay to each Subscriber the Option Premium.

(d)           Following the execution of this Equity Support Agreement, none of the Project Maple Parties shall, directly or indirectly, negotiate or enter into an Excluded Financing with any other parties for the benefit of the Issuer, the SPAC, the shareholders of the Issuer or the shareholders of the SPAC. “Excluded Financing” shall mean any non-redemption or investment agreement, arrangement, contract or similar that (i) does not provide cash proceeds that are immediately available to the Issuer and/or the SPAC upon the Transaction Closing; (ii) includes a share buyback obligation or (iii) provides a valuation period that would precede, overlap with or follow, in whole or in part, any Reference Periods in this Agreement. An Excluded Financing shall include, but not be limited to, a financing that is a “backstop”, equity support, contingent capital, standby equity purchase, redemption recapture or similar agreement, arrangement, contract or similar. For the avoidance of doubt, the ATM Agreement is expressly permitted and discussing, negotiating, and closing such a facility shall not be a breach of this Section 14(d).

(e)           Neither this Equity Support Agreement nor any rights that may accrue to the Subscribers hereunder (other than the Equity Support Shares acquired hereunder, if any) may be transferred or assigned; provided that any Subscriber may transfer and assign its rights and obligations under this Equity Support Agreement to one or more of its affiliates and other investment funds, co-investors or accounts managed or advised by the investment manager who acts on behalf of such Subscriber or an affiliate thereof, including the rights pursuant to Section 7 hereunder.

(f)            The Issuer may request from the Subscribers such additional information as the Issuer may deem necessary in connection with the inclusion of the Equity Support Shares in the Registration Statement, and each Subscriber shall provide such information as may reasonably be requested. Each Subscriber acknowledges that the Issuer may file a copy of this Equity Support Agreement with the SEC as an exhibit to a current or periodic report or a registration statement of the Issuer.

(g)           Each Subscriber acknowledges that the Issuer will rely on the acknowledgments, understandings, agreements, representations and warranties of such Subscriber contained in this Equity Support Agreement. Prior to the Closing, each Subscriber agrees to promptly notify the Issuer if any of the acknowledgments, understandings, agreements, representations and warranties of such Subscriber set forth herein are no longer accurate. Each Subscriber acknowledges and agrees that each purchase by such Subscriber of Equity Support Shares from the Issuer will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notification) by such Subscriber as of the time of such purchase.

(h)           The Issuer and each Subscriber are each entitled to rely upon this Equity Support Agreement and each is irrevocably authorized to produce this Equity Support Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(i)            All of the representations and warranties contained in this Equity Support Agreement shall survive the Closing. All of the covenants and agreements made by each party hereto in this Equity Support Agreement shall survive the Closing until the applicable statute of limitations or in accordance with their respective terms, if a shorter period.

(j)            This Equity Support Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section  8 above) except by an instrument in writing, signed by each of the parties hereto. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third-party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(k)           This Equity Support Agreement (including the schedules, annexes and exhibits hereto) constitutes the entire agreement, and supersedes all other prior term sheets, agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof; provided, however, that the parties acknowledge and agree that this Equity Support Agreement shall not terminate, release or otherwise supersede the exclusivity obligation of the SPAC set forth in any term sheet among the SPAC, an affiliate of the Subscribers and the other parties thereto related to the matters set forth herein. This Equity Support Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

(l)            Except as otherwise provided herein, this Equity Support Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(m)          If any provision of this Equity Support Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Equity Support Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(n)           This Equity Support Agreement may be executed in one or more counterparts (including by electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(o)           The Issuer acknowledges that in the event of a breach of this Equity Support Agreement by the Issuer, the SPAC, or their advisors, substantial injury could result to the Subscribers and monetary damages may not be a sufficient remedy for such breach. Therefore, in the event that the Issuer or the SPAC engage in, or threaten to engage in any act which violates any provision of this Equity Support Agreement, the Subscribers shall be entitled, in addition to all other remedies which may be available to it under law or in equity, to injunctive relief (including, without limitation, temporary restraining orders, or preliminary or permanent injunctions) and specific enforcement of the terms of this Agreement. The Subscribers shall not be required to post a bond or other security in connection with the granting of any such relief.

(p)           Section headings and titles contained herein are intended for convenience and reference only and are not intended to define, limit or describe the scope or intent of any provision of this Equity Support Agreement.

(q)           THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK (OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE SUPERIOR COURT OF THE STATE OF NEW YORK, OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW YORK) SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS EQUITY SUPPORT AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS EQUITY SUPPORT AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS EQUITY SUPPORT AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN THIS SECTION 14(q) OF THIS EQUITY SUPPORT AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. THIS EQUITY SUPPORT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRED THE APPLICATION OF THE LAW OF ANY OTHER STATE.

(r)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS EQUITY SUPPORT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS EQUITY SUPPORT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS EQUITY SUPPORT AGREEMENT (WHETHER BASED ON CONTRACT, TORT, STATUTE OR ANY OTHER THEORY). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS EQUITY SUPPORT AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 14(r).

15.            Parties’ Acknowledgements. The parties agree that (i) the Issuer’s obligations to register the Total Shaolin Shares by the Effectiveness Deadline and maintain the effectiveness of a Registration Statement covering the Total Shaolin Shares during the Registration Period, as contemplated by Section 7 and (ii) the Issuer’s continued solvency and its listing on any of The New York Stock Exchange, The Nasdaq Global Market or the Nasdaq Global Select Market (or any of their respective successors) are each an integral part of this Equity Support Agreement and, in view of the uncertainty, impracticability and extreme difficulty (if not impossibility) of estimating damages that may result from an the Issuer’s breach of such registration obligations or from a Delisting or Insolvency Filing, including because of the parties’ inability to predict future share prices, interest and stock borrow rates, future trading volumes and other relevant market-based factors, the parties mutually agree that the terms of the Adjusted Reference Price and the Delisted/Insolvent Price represent, and are intended by the parties to be, a reasonable estimate of each Subscriber’s anticipated damages as a result of such the Issuer’s breach, and not penalties. The Adjusted Reference Price and the Delisted/Insolvent Price shall be deemed to be the liquidated damages sustained by each Subscriber, and the Issuer agrees that the terms of the Adjusted Reference Price and the Delisted/Insolvent Price are reasonable under the circumstances currently existing. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE ISSUER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE ADJUSTED REFERENCE PRICE AND/OR THE DELISTED/INSOLVENT PRICE OR ANY PAYMENTS REQUIRED BY SECTION 13 IN CONNECTION WITH A BREACH OF THE ISSUER’S OBLIGATIONS UNDER SECTION 7 OR A DELISTING OR INSOLVENCY EVENT. The Issuer expressly agrees that (i) the terms of the Adjusted Reference Price and Delisted/Insolvent Price are reasonable and are the product of an arm’s length negotiated transaction between sophisticated business people, ably represented by counsel, (ii) the Adjusted Reference Price and Delisted/Insolvent Price shall be accounted for in the payments contemplated by this Equity Support Agreement notwithstanding the then prevailing market rates for registered the Issuer Ordinary Shares or any other securities at the time payment is made, (iii) there has been a course of conduct between the Subscribers and the Issuer giving specific consideration in this Equity Support Agreement for such agreement to include the Adjusted Reference Price and Delisted/Insolvent Price, and (iv) the Issuer shall be estopped hereafter from claiming differently than as agreed to in this paragraph. the Issuer expressly acknowledges that its agreement to include the Adjusted Reference Price and Delisted/Insolvent Price for the benefit of the Subscribers as herein described is a material inducement to the Subscribers to purchase the Equity Support Shares hereunder.

16.            Press Releases. All press releases or other public communications relating to the transactions contemplated hereby between the Issuer and the Subscribers, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior approval of (i) the Issuer, and (ii) to the extent such press release or public communication references the any Subscriber or its affiliates or investment advisers by name, such Subscriber, which approval shall not be unreasonably withheld or conditioned; provided, that neither the Issuer nor the Subscribers shall be required to obtain consent pursuant to this Section 16 to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 16. The restriction in this Section 16 shall not apply to the extent the public announcement is required by applicable securities law, any governmental authority or stock exchange rule; provided, that in such an event, the applicable party shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.

17.            Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Subscribers, to:

Shaolin Capital Management

7620 NE 4th Court, Miami, FL 33138

Attn: Rahul Singhal, Anthony Giraulo

E-mail:

rahul.singhal@shaolincapital.com;

anthony.giraulo@shaolincapital.com;

pipes@shaolincapital.com;

shaolinoperations@shaolincapital.com

If to the Issuer, to:

TH International Limited

c/o Cartesian Capital Group LLC

505 5th Avenue, 15th Floor

New York, NY 10017

Attn: Peter Yu, Gregory Armstrong

E-mail:

peter.yu@cartesiangroup.com;

gregory.armstrong@cartesiangroup.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each Subscriber has executed or caused this Equity Support Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Subscriber:		State/Country of Formation or Domicile:
Shaolin Capital Management LLC		Delaware

By:	/s/ David Puritz	Date: March 8, 2022
Name:	David Puritz
Title:	Managing Partner

Subscriber’s EIN: 83-2760736

Name in which Shares are to be registered:
Shaolin Capital Partners Master Fund Ltd

Business Address:		Mailing Address-Street (if different):
DMS Corporate Services Ltd PO Box 1344,		7620 NE 4th Court, Miami, FL 33138
DMS House,
George Town, KY1-1108 Cayman Islands

Telephone No.: (212) 433-4310

Maximum Number of Equity Support Shares
Subscribed For: 5,000,000

Maximum Subscription Amount: $50,000,000

[Signature Page to Equity Support Agreement]

IN WITNESS WHEREOF, the Issuer has accepted this Equity Support Agreement as of the date set forth below.

THE INTERNATIONAL LIMITED

By:	/s/ Paul Hong
	Name:	Paul Hong
	Title:	Director

Date: March 8, 2022

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE SUBSCRIBERS

A.	QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the applicable subparagraphs):

☒	We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):

1.	☒ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☒ We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Each Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to such Subscriber and under which such Subscriber accordingly qualifies as an “accredited investor.”

☐	Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐	Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐	Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐	Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☒	Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This page should be completed by each Subscriber
and constitutes a part of this Equity Support Agreement.

[Schedule A to Equity Support Agreement]

SCHEDULE B

Subscriber	Maximum Subscription Amount	Equity Support Shares (maximum)	Option Premium
Shaolin Capital	$50,000,000	5,000,000	$500,000
Management LLC

[Schedule B to Equity Support Agreement]

ANNEX A

Subscriber wire instructions

Correspondent Bank: Barclays Capital

Beneficiary Bank: The Bank of New York Mellon

Beneficiary Bank SWIFT Code: IRVTUS3N

Beneficiary Bank Address: 240 Greenwich Street, New York, NY 10286

Beneficiary Bank Account Number: 8900693037

FFC: Shaolin Capital Master Fund LTD

FFC Account Number: 21031161

[Annex A to Equity Support Agreement]